UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire two six-story office buildings containing 269,233 rentable square feet (the “South Towne Corporate Center I and II”). On September 10, 2007, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Workers Compensation Fund of Utah. On October 9, 2007, the Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the South Towne Corporate Center I and II is $50.8 million plus closing costs. The Company intends to fund the purchase of the South Towne Corporate Center I and II with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing public offering.

The South Towne Corporate Center I and II is located on an approximate 10.7-acre parcel of land at 150 West and 200 West Civic Center Drive in Sandy, Utah. The South Towne Corporate Center I was completed in 1999 and the South Towne Corporate Center II was completed in 2006. The South Towne Corporate Center I and II is 88% leased by 7 tenants, including Credit Suisse First Boston (54%) and E*Trade Financial Corporation (28%). Credit Suisse First Boston has subleases associated with its space. Credit Suisse First Boston is a leader across the spectrum of investment banking, capital markets and financial services, ranking in the top tier in virtually all major business segments. E*Trade is a New York based financial services company which offers online discount stock brokerage to self-directed investors as well as banking and lending products such as checking and savings accounts, money market accounts, certificates of deposit, credit cards, and mortgages.

The current aggregate annual base rent for the tenants of the South Towne Corporate Center I and II is approximately $4.7 million. As of October 2007, the current weighted-average remaining lease term for the tenants of the South Towne Corporate Center I and II is approximately four years. The Credit Suisse First Boston lease expires in November 2008, and the average annual rental rate for the Credit Suisse First Boston lease over the remaining lease term is $18.33 per square foot. Credit Suisse First Boston has the right, at its option, to extend the lease for two additional five-year periods. The E*Trade lease expires in October 2016, and the average annual rental rate for the E*Trade lease over the remaining lease term is $25.85 per square foot. E*Trade has the right, at its option, to extend the lease for two additional five-year periods.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $500,000 of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: October 15, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer